Exhibit 5

                                                March 6, 2002

Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington DC  20549

      Re: Omnicom Group Inc. Long-Term Shareholder Value Plan

Ladies and Gentlemen:

      I have acted as counsel for Omnicom Group Inc., a New York corporation (the "Registrant"), in connection with the Omnicom Group Inc. Long-Term Shareholder Value Plan (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for the purpose of this opinion, and based thereon, I am of the opinion that the Registrant's shares of common stock, par value $0.15 per share (the "Common Stock"), that may be issued and sold pursuant to the Plan and the authorized forms of agreement thereunder (the "Agreements") have been duly authorized and will be, when issued and sold in accordance with the Plan and such Agreements, validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ Barry J. Wagner

                                        Barry J. Wagner